Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS;
ANNOUNCES FULL YEAR 2021 FINANCIAL OUTLOOK

Richardson, TX, March 10, 2021 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fourth quarter and fiscal year ended January 2, 2021.

Fourth Quarter Summary

•Worldwide net sales of $528 million decreased 26% on a reported basis and 28% in constant currency. Topline performance was better than expected, due to added strength in digital sales and sales in Mainland China.

•On a constant currency basis, digital sales increased 25% compared to the prior year driven by the Company’s owned e-commerce channel, which grew 50%. For the fourth quarter, total digital sales represented 43% of worldwide net sales compared to 25% in the prior year.

•Gross margin of 49.2% increased from 43.3% a year ago, primarily reflecting the non-recurrence of a one-time, non-cash charge of $38 million related to the write-down of older generation connected inventory in the prior year.

•The Company reduced operating expenses by $68 million, or 22%, on a year-over-year basis, reflecting continued progress under its New World Fossil 2.0 - Transform to Grow Program ("NWF 2.0").

•Operating income was $18 million compared to operating loss of $1.0 million a year ago primarily reflecting gross margin improvement and cost reduction benefits.

•We had cash and cash equivalents of $316 million, total debt of $227 million and net cash of $89 million at year-end.

Kosta Kartsotis, Chairman and CEO stated, “Our teams were resilient in 2020 and adeptly navigated the challenging external environment while remaining focused on our strategic growth priorities. During the year, we leveraged and expanded our digital capabilities to best serve our customers during a period of heightened online demand. Our fourth quarter digital sales were 43% of worldwide net sales and our full year digital sales were approximately 40% of worldwide net sales, nearly doubling from 2020.”

“In a difficult retail climate, we concluded 2020 with solid fourth quarter results, which reflect improved performance across our brands, channels and geographies. Looking ahead, we expect to expand our digital business, deliver product innovation, drive growth in Mainland China and India and streamline our operations, positioning the company to return to sustainable top line growth and improved profitability. For full year 2021, we plan to achieve sales growth of approximately 10% to 15%, and Adjusted EBITDA(1) margin of approximately 4% to 6%.”

(1) A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted EBITDA.

Fourth Quarter 2020 Operating Results

Worldwide net sales totaled $528.1 million, a decrease of 26% on a reported basis and 28% in constant currency compared to $711.6 million in the fourth quarter of fiscal 2019. The year-over-year decline was primarily due to COVID-19 related traffic declines in both Fossil stores and wholesale doors. Partly offsetting brick-and-mortar sales declines was growth in digital channels (which we define as our owned e-commerce sites, third party e-commerce and our wholesale dot com partners) of 25% on a constant currency basis. The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for the fourth quarter of 2020 compared to the 2019 fourth quarter (in millions, except percentage data).

	Fourth Quarter
	2020	2019	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$209	$317	$(108)	$(108)	(34)%	(34)%
Europe	179	241	(62)	(73)	(26)	(30)
Asia	139	149	(10)	(13)	(7)	(9)
Corporate	1	5	(4)	(4)	(80)	(80)
Total net sales	$528	$712	$(184)	$(198)	(26)%	(28)%

Watches	$424	$578	$(154)	$(165)	(27)%	(29)%
Leathers	62	78	(16)	(17)	(21)	(22)
Jewelry	36	43	(7)	(9)	(16)	(21)
Other	6	13	(7)	(7)	(54)	(54)
Total net sales	$528	$712	$(184)	$(198)	(26)%	(28)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of currency changes in fiscal 2020 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Gross profit totaled $259.6 million compared to $307.9 million in the fourth quarter of 2019. Gross margin increased 590 basis points to 49.2% versus 43.3% a year ago, primarily reflecting the non-recurrence of a one-time, non-cash charge of $38 million related to the write-down of older generation connected inventory in the prior year, a higher mix of e-commerce sales, favorable region and product mix and a favorable currency impact of approximately 60 basis points. These benefits were partially offset by continued heightened promotional activity.

Operating expenses totaled $241.3 million compared to $308.8 million a year ago. Operating expenses in the fourth quarter of 2020 included $10.9 million of restructuring costs, primarily related to employee costs, professional services and store closures while operating expenses in the fourth quarter of 2019 included $5.2 million of restructuring costs. Selling, general and administrative expenses decreased 24% to $230 million, reflecting lower compensation and marketing costs and included a $12 million non-cash gain related to early lease terminations.

Fourth quarter operating income was $18.3 million compared to operating loss of $1.0 million in the fourth quarter of 2019. Fourth quarter tax expense was $15.2 million compared to $0.7 million in the fourth quarter of 2019. The higher tax expense in the fourth quarter was due to the accrual of valuation allowances on some foreign deferred tax assets. Net loss totaled $4.0 million, or ($0.08) per diluted share, compared to net loss of $6.9 million, or ($0.14) per diluted share, in the fourth quarter of 2019.  Per share data includes restructuring charges of $0.17 per diluted share in the fourth quarter of 2020 and $0.08 per diluted share in the fourth quarter of 2019. During the fourth quarter of fiscal 2020, currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, favorably affected earnings per diluted share by approximately $0.02.

Full Year 2020 Operating Results

Worldwide net sales decreased 27% to $1.6 billion on a reported basis and 28% in constant currency. The Company closed a net 30 stores in 2020 and expects a net reduction of approximately 65 to 75 locations in 2021. The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for full year 2020 compared to 2019 (in millions, except percentage data).

	Fiscal Year
	2020	2019	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported	Constant Currency Dollars (1)	Percentage as Reported	Percentage Constant Currency (1)
Americas	$642	$950	$(308)	$(305)	(32)%	(32)%
Europe	522	716	(194)	(205)	(27)	(29)
Asia	434	535	(101)	(100)	(19)	(19)
Corporate	15	17	(2)	(3)	(16)	(17)
Total net sales	$1,613	$2,218	$(605)	$(613)	(27)%	(28)%

Watches	$1,300	$1,803	$(503)	$(508)	(28)%	(28)%
Leathers	174	239	(65)	(66)	(27)	(28)
Jewelry	102	123	(21)	(22)	(17)	(18)
Other	37	53	(16)	(17)	(31)	(31)
Total net sales	$1,613	$2,218	$(605)	$(613)	(27)%	(28)%

(1)   Eliminates the effect of currency changes in fiscal 2020 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Gross profit totaled $0.8 billion compared to $1.1 billion in 2019, while gross margin decreased to 47.7% versus 49.6% a year ago. The year-over-year decline was largely driven by heightened promotional activity, increased product costs including freight and factory cost absorption on lower sales volumes and an unfavorable currency impact of approximately 20 basis points. These costs were partially offset by favorable region and product mix and a higher mix of e-commerce sales.

Full year operating expenses were $0.9 billion, including $36.5 million of restructuring costs associated with employee costs, professional services and store closures, and $2.5 million of non-cash intangible asset impairment charges. Selling, general and administrative expenses decreased 20% to $0.9 billion, primarily resulting from corporate and regional infrastructure reductions driven by NWF 2.0 initiatives and store closures including a $14 million gain related to early lease terminations.

Operating loss in 2020 totaled $135.3 million compared to operating loss of $28.4 million in 2019. Full year net loss was $96.1 million, or $(1.88) per diluted share, compared to net loss of $52.4 million, or $(1.04) per diluted share in 2019. The per share amounts include restructuring charges of $0.56 per diluted share and non-cash intangible asset impairment charges of $0.04 per diluted share in 2020 and restructuring charges of $0.47 per diluted share and non-cash intangible asset impairment charges of $0.25 per diluted share in 2019. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected the year-over-year diluted loss per share comparison by $0.20.

New World Fossil 2.0 - Transform to Grow Initiative

During 2019, the Company initiated NWF 2.0, which is designed to deliver gross margin benefits and operating expense reductions totaling $200 million over the three-year period from 2019 to 2021. As a result of the unprecedented impact of COVID-19, in 2020 the Company expanded its NWF 2.0 initiative to $250 million to include additional organizational efficiencies and accelerate its digital initiatives. The Company generated $175 million in expense savings in 2020. The Company remains on track to complete its NWF 2.0 initiative in 2021.

Balance Sheet Summary

As of January 2, 2021, the Company had total liquidity of $358 million, comprised of $316 million of cash and cash equivalents and $42 million of availability under its revolving credit facility. Total debt was $227 million, including $133 million under its term credit agreement. Inventories at year-end totaled $295 million, a decrease of 35% versus a year ago, primarily reflecting accelerated inventory reduction actions, mostly in older generation connected products, and proactive management of inbound receipts to align with consumer demand.

Outlook

For full year 2021, the Company expects worldwide net sales growth of approximately 10% to 15% versus 2020 and Adjusted EBITDA(1) margin of approximately 4% to 6%. The Company anticipates that impacts from COVID-19 will continue to pressure sales in the first quarter of 2021, with ongoing strength in e-commerce channels offset by contraction in Fossil retail stores and the wholesale channel. For the 13-week quarter ending April 3, 2021, worldwide net sales are expected to decline in the range of 17% to 12% compared to the 14-week quarter ended April 4, 2020, primarily reflecting the current level of pandemic restrictions in key markets, as well as the additional week in the 2020 period.

Safe Harbor
Certain statements contained herein that are not historical facts, including NWF 2.0 operating expense reductions, the success of our connected accessories, future financial guidance as well as estimated impacts of COVID-19, tariffs, the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; the impact of the COVID-19; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; our ability to maintain proper inventory levels; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our business strategy and restructuring programs; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

(1) A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted EBITDA.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 53 Weeks Ended	For the 52 Weeks Ended
($ in millions, except per share data):	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net sales	$528.1	$711.6	$1,613.3	$2,217.7
Cost of sales	268.5	403.7	842.9	1,118.3
Gross profit	259.6	307.9	770.4	1,099.4
Gross margin (% of net sales)	49.2%	43.3%	47.7%	49.6%
Operating expenses:
Selling, general and administrative expenses	230.4	303.6	866.7	1,081.6
Trade name impairments	—	—	2.5	16.6
Restructuring charges	10.9	5.2	36.5	29.6
Total operating expenses	$241.3	$308.8	$905.7	$1,127.8
Total operating expenses (% of net sales)	45.7%	43.4%	56.1%	50.9%
Operating income (loss)	18.3	(0.9)	(135.3)	(28.4)
Operating margin (% of net sales)	3.5%	(0.1)%	(8.4)%	(1.3)%
Interest expense	8.4	7.0	31.8	29.9
Other income (expense) - net	1.6	1.9	(4.8)	27.0
Income (loss) before income taxes	11.5	(6.0)	(171.9)	(31.3)
Provision for income taxes	15.2	0.7	(76.0)	18.7
Less: Net income attributable to noncontrolling interest	0.2	0.2	0.2	2.4
Net income attributable to Fossil Group, Inc.	$(3.9)	$(6.9)	$(96.1)	$(52.4)
Earnings per share:
Basic	$(0.08)	$(0.14)	$(1.88)	$(1.04)
Diluted	$(0.08)	$(0.14)	$(1.88)	$(1.04)
Weighted average common shares outstanding:
Basic	51.5	50.5	51.1	50.2
Diluted	51.5	50.5	51.1	50.2

Consolidated Balance Sheet Data ($ in millions):	January 2, 2021	December 28, 2019
Assets:
Cash and cash equivalents	$316.0	$200.2
Accounts receivable - net	229.8	289.7
Inventories	295.3	452.3
Other current assets	149.4	117.3
Total current assets	$990.5	$1,059.5
Property, plant and equipment - net	$114.0	$151.5
Operating lease right-of-use assets	226.8	288.2
Intangible and other assets - net	147.2	105.5
Total long-term assets	$488.0	$545.2
Total assets	$1,478.5	$1,604.7

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$516.9	$533.0
Short-term debt	41.6	26.2
Total current liabilities	$558.5	$559.2
Long-term debt	$185.9	$178.8
Long-term operating lease liabilities	230.6	288.7
Other long-term liabilities	63.5	74.2
Total long-term liabilities	$480.0	$541.7
Stockholders’ equity	$440.0	$503.8
Total liabilities and stockholders’ equity	$1,478.5	$1,604.7

Constant Currency Financial Information
The following tables present the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales				Net Sales
	For the 13 Weeks Ended				For the 53 Weeks Ended
	January 2, 2021			December 28, 2019	January 2, 2021			December 28, 2019
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$208.4	$0.4	$208.8	$316.5	$642.2	$2.5	$644.7	$950.0
Europe	179.3	(10.8)	168.5	241.3	522.4	(11.6)	510.8	715.5
Asia	139.2	(4.1)	135.1	148.7	434.4	0.7	435.1	535.1
Corporate	1.2	(0.1)	1.1	5.1	14.4	(0.2)	14.2	17.1
Total net sales	$528.1	$(14.6)	$513.5	$711.6	$1,613.4	$(8.6)	$1,604.8	$2,217.7

Product Categories:
Watches	$423.9	$(11.3)	$412.6	$577.5	$1,299.9	$(5.5)	$1,294.4	$1,802.5
Leathers	62.0	(1.3)	60.7	77.6	173.6	(0.8)	172.8	238.6
Jewelry	35.6	(1.7)	33.9	43.0	102.9	(2.0)	100.9	123.2
Other	6.6	(0.3)	6.3	13.5	37.0	(0.3)	36.7	53.4
Total net sales	$528.1	$(14.6)	$513.5	$711.6	$1,613.4	$(8.6)	$1,604.8	$2,217.7

Adjusted EBITDA
Adjusted EBITDA(1) is a non-GAAP financial measure. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted EBITDA herein because it is widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use Adjusted EBITDA to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding. Certain prior period amounts have been reclassified to conform to the current period presentation.

	Fiscal 2020
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (loss) before income taxes	$(149.1)	$(43.8)	$9.5	$11.5	$(172.0)
Plus:
Interest expense	7.5	7.9	8.0	8.4	31.9
Amortization and depreciation	12.2	10.7	10.3	10.0	43.1
Impairment expense	19.6	3.4	4.6	6.5	34.0
Other non-cash charges	18.4	2.1	2.0	1.0	23.7
Stock-based compensation	3.1	2.9	3.2	1.9	11.1
Restructuring expense	9.4	10.5	5.7	10.9	36.5
Less:
Interest Income	0.2	0.1	0.1	0.2	0.6
Adjusted EBITDA	$(79.2)	$(6.4)	$43.3	$50.0	$7.7

(1) A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted EBITDA.

Store Count Information

	January 2, 2021				December 28, 2019
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Accessory stores	72	68	54	194	85	83	53	221
Outlets	113	76	32	221	114	74	35	223
Full priced multi-brand	—	3	3	6	—	4	3	7
Total stores	185	147	89	421	199	161	91	451

END OF RELEASE